EXHIBIT 7. SELECTED RATIOS’ CALCULATION	INDEX	Dec-2004		Dec-2005		Dec-2006		Dec-2007		Dec-2008
	(In Ps million)
Net Interest Income	(1)	Ps	1,217,365	Ps	2,049,810	Ps	1,767,503	Ps	2,808,318	Ps	3,560,402
Total Interest Earning Assets	(2)		13,905,061		25,244,735		28,532,355		36,994,871		46,222,460
Total Average Assets	(3)		15,971,743		28,711,558		32,437,287		43,194,922		55,121,514
Total Average Shareholders’ Equity	(4)		1,800,275		3,006,580		3,392,142		4,160,130		5,450,543
Operating Expenses	(5)		912,421		1,654,805		1,871,000		2,271,712		2,639,997
Net Income	(6)		578,678		946,881		749,529		1,086,923		1,290,643
Total Assets	(7)		17,479,129		30,803,517		34,488,696		52,151,649		61,783,079
Net Operating, Income	(8)		1,791,818		3,012,087		2,906,597		4,318,447		5,524,486
Total Shareholders’ Equity	(9)		2,090,723		3,377,290		3,646,612		5,199,270		6,116,845
Loans	(10)		10,035,239		18,626,252		24,645,574		37,702,624		40,373,850
Non-Performing Loans	(11)		88,451		275,864		334,488		666,368		950,629
Allowance for Loans and Accrued Interest Losses	(12)		438,981		714,537		845,827		1,490,454		2,134,414
Loans Classified as “C”, “D” y “E”	(13)		386,882		629,040		626,255		1,170,099		1,775,642
Technical Capital	(14)		1,779,022		2,563,303		3,414,312		5,908,317		6,245,624
Risk weighted Assets included Market Risk	(15)	Ps	13,240,657	Ps	23,457,768	Ps	30,885,195	Ps	46,628,036	Ps	55,542,485

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)		8.75%		8.12%		6.19%		7.59%		7.70%
Return on Average Total Assets	(6) / (3)		3.62%		3.30%		2.31%		2.52%		2.34%
Return on Average Shareholders’ Equity	(6) / (4)		32.14%		31.49%		22.10%		26.13%		23.68%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)		50.92%		54.94%		64.37%		52.60%		47.79%

Capital Ratios:
Period-end Shareholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)		11.96%		10.96%		10.57%		9.97%		9.90%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)		13.44%		10.93%		11.05%		12.67%		11.24%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)		0.88%		1.48%		1.36%		1.77%		2.35%
“C”, “D” and “E” Loans as a Percentage of Total Loans	(13) / (10)		3.86%		3.38%		2.54%		3.10%		4.40%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)		496.30%		259.02%		252.87%		223.67%		224.53%
Allowance for Loan and Accrued Interest Losses as a Percentage of “C”, “D” and “E” Loans	(12) / (13)		113.47%		113.59%		135.06%		127.38%		120.21%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)		4.37%		3.84%		3.43%		3.95%		5.29%